As filed with the Securities and Exchange Commission on November 9, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

REMARK MEDIA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4899 (Primary Standard Industrial Classification Code Number)	33-1135689 (I.R.S. Employer Identification Number)

Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, Nevada 89169
(702) 701-9514
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
____________________________

With a copy to:

Robert H. Friedman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Telephone: (212) 451-2300
Facsimile: (212) 451-2222
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
____________________________

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	14,227,086	$4.23	$60,180,574	$6,061

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Company is also registering hereunder such indeterminate number of shares that may from time to time be issued at currently indeterminate prices and that may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)
The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low reported sales prices of the Company’s common stock on November 3, 2015, as reported on the NASDAQ Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2015

PROSPECTUS
2,271,126 Shares of Common Stock and
11,955,960 Shares of Common Stock Issuable Upon Exercise of Warrants
___________________________

This prospectus relates to the sale, from time to time following the date hereof, of up to 14,227,086 shares of our common stock, par value $0.001 per share, by the selling stockholders named in this prospectus or their pledgees, donees, transferees or successors-in-interest.  These shares consist of (i) 2,271,126 shares of our common stock outstanding and (ii) up to 11,955,960 shares of our common stock issuable upon the exercise of outstanding warrants.

We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.  See “Use of Proceeds.”  We will bear all costs relating to the registration of the shares, and the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

The selling stockholders or their pledgees, donees, transferees or successors-in-interest may offer and sell or otherwise dispose of any or all of their shares of common stock described in this prospectus from time to time through public or private transactions at fixed prices, at prevailing market prices, at varying or at privately negotiated prices.  See “Plan of Distribution” beginning on page 21 for more information about how the selling stockholders may sell or dispose of their shares.

Our common stock is traded on the NASDAQ Capital Market under the symbol “MARK.”  The last reported sales price of our common stock on the NASDAQ Capital Market on November 3, 2015 was $4.31 per share.

Investing in our securities involves a high degree of risk.  You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus before investing in our common stock.
___________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2015

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders or their permitted pledgees, assignees and successors-in-interest may from time to time sell the securities described in this prospectus in one or more offerings.

It is important for you to read and consider all information contained in this prospectus in making your investment decision.  You should also read and consider the information contained in the documents identified under the headings “Information Incorporated by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering.  We have not, and the selling stockholders have not, authorized any other person to provide you with additional or different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.  You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus or any sale of our securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus, unless the context requires otherwise, (i) references to “selling stockholders” refer to those stockholders listed herein in the section titled “Selling Stockholders” beginning on page 19 of this prospectus and their donees, pledgees, transferees or other successors-in-interest, (ii) references to “Remark Media,” “the Company,” “we,” “us” or “our” refer to Remark Media, Inc. and its subsidiaries, and (iii) references to our “common stock” refer to the common stock of the Company, par value $0.001 per share.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before determining whether to invest in our securities. You should read this entire prospectus carefully, including the information included in the “Risk Factors” section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, before making an investment decision.

Overview

Remark Media is a global digital media company focusing on the 18-to-34-year-old (the “millennial”). Our primary operations consist of owning and operating digital media properties, such as websites and applications for mobile devices that provide unique, dynamic digital media experiences in multiple content verticals including travel, personal finance, social media, young adult lifestyle, and entertainment. Our websites and mobile applications provide what we believe are compelling content, trusted brands, and valuable resources for consumers. We also own an approximately 5.2% interest (as of June 30, 2015) in Sharecare, Inc. (“Sharecare”), a leading online health and wellness engagement platform.  We are headquartered in Las Vegas, Nevada, with additional operations in Beijing and Chengdu, China. Our common stock, par value $0.001 per share, is listed on the NASDAQ Capital Market under the ticker symbol MARK.

Our Business

We focus on providing high-quality online digital experiences to users primarily in the United States and China. Our content is designed to engage users with informative and entertaining text articles, original and curated videos and photography, and infographics. Through search engine optimization and other means, we design our websites so that users can easily discover them through search engine referrals and social media referrals. Anyone searching for the type of content and/or services we provide can also directly navigate to our websites and to our applications designed for mobile operating systems. By providing such high-quality digital experiences that generate word-of-mouth momentum, we expect to attract and retain a large user base that is both attractive to potential advertisers and loyal to our various brands. Our offerings in various content verticals are described below.

Travel

Our Roomlia mobile hotel-booking application allows users to reserve lodging at participating hotels in over 100 cities up to seven days prior to commencement of stay. The application runs on the iOS and Android mobile operating systems, making it currently available to approximately 95% of smartphone users.  To maximize our unique merchandising system and expand the number of markets that we serve and hotels that we offer, we have entered into agreements with six major connectivity and channel-management companies that allow North American hotels to work seamlessly with Roomlia via two-way interface.

On September 25, 2015, Remark Media announced the completion of its acquisition of Vegas.com, the premiere online travel booking site for the Las Vegas market. Websites controlled by Vegas.com currently enjoy over 60 million user sessions annually, with gross bookings in excess of $265 million and net revenue in excess of $45 million.

Personal Finance

Our Banks.com website provides content for young adults that shares stories of financial success and failure, the humanity of making and losing money, and what users can learn from it all. The content mixes long-form, first person accounts with daily news shorts and other information intended to be informative and engaging regarding a topic that people can otherwise find to be difficult to understand.

US Tax Center at www.irs.com provides users with access to U.S. tax-related information and services. Our Filelater.com website and Taxextension.com website assist taxpayers with filing both business and personal tax extensions with the IRS. Because our online platform is directly connected to the IRS system, we can provide our users with status updates on their extension filings directly from the IRS.

Social Media

KanKan is our mobile social media application that aggregates activity and data from all major social media networks (e.g., Facebook, Instagram, Tencent QQ, Sina Weibo, DaZhong, DianPing, Douban). The application allows users to explore the world around them, communicate with friends, make new friends, and respond to each other’s social media posts, regardless of the social media network on which activity originates. We built KanKan’s powerful back-end infrastructure to handle large amounts of data across all major social media networks, and it has already aggregated approximately 900 million socially-active user profiles and more than 10 billion social posts - amounts that are growing rapidly each day. KanKan’s image-recognition abilities allow the application to automatically categorize social images by topics such as food, movies, sports or travel, with an accuracy rate of approximately 90%, which allows for product tagging in social images. As soon as is practicable, we expect to launch the application (under different branding) in other parts of the world, including the United States.

Young Adult Lifestyle

Bikini.com is our online beach lifestyle destination for young women. We designed the flagship website to target social media integration and to optimize the experience for mobile users. In addition to offering merchandise online, we provide original editorial content covering the latest in fashion, beauty, travel, and health and fitness trends. We complement the editorial content and videos with a carefully-curated collection of swimwear and accessories containing the latest in must-have seasonal trends, offered through the website’s online boutique. Our merchandise is targeted at several price tiers, allowing us to develop long-term relationships with our customers that begin when they are young students and continue throughout their personal and professional lives.

Entertainment

SlapTV provides an edgy mix of horror and comedy in the form of short films, web sketches and man-on-the-street pieces. The website, which has an associated Youtube channel, produces original content as well as hosting content created by a growing group of independent actors and artists. Launched in December 2014, SlapTV simultaneously promotes its own brand while also serving as a platform where up-and-coming talent can grow with us.

We are also continuing our efforts to expand on our sports programming to deliver original sports and entertainment content to the evolving Chinese media market through our existing strategic relationships.

Acquisition of Vegas.com, LLC

On September 24, 2015, we completed the purchase (the “Vegas.com Acquisition”) of all of the outstanding equity interests in Vegas.com, LLC (“Vegas.com”) pursuant to the terms of that certain Unit Purchase Agreement dated August 18, 2015 (as amended, the “Purchase Agreement”) by and among Remark, Vegas.com and the equity owners of Vegas.com listed on the signature page thereto (“Sellers”).  The aggregate consideration for the Vegas.com Acquisition included (i) approximately $15.3 million of cash; (ii) 2,271,126 shares of our common stock valued at approximately $9.7 million, calculated based on a per share price equal to the volume weighted average price of our common stock during the 30 trading days ending on the third trading day prior to the closing date (the “Equity Payment”); (iii) five-year warrants to purchase 8,601,410 shares of our common stock at an exercise price of $9.00 per share valued at $10 million, calculated based on specified valuation principles (the “Acquisition Warrants”), and (iv) up to a total of $3 million in earnout payments based on the performance of Vegas.com in the years ending December 31, 2016, 2017 and 2018 (collectively, the “Purchase Price”).  To secure certain obligations of Sellers under the Purchase Agreement, the parties deposited into escrow at closing 616,197 of the shares of our common stock comprising the Equity Payment, valued at approximately $2.6 million.

The Purchase Price may be adjusted upwards or downwards based on the difference between the working capital of Vegas.com at closing and a specified target, and the number of shares constituting the Equity Payment may be subject to post-closing anti-dilution adjustments for certain issuances by the Company at a lower price per share during the 12 months following closing (an “Equity Payment Anti-Dilution Adjustment”).  The Acquisition Warrants also provide as follows: (i) the Acquisition Warrants are exercisable on a cashless basis only; (ii) we have the right to exercise all or any portion of the Acquisition Warrants if at any time following their issuance the closing price of our common stock is greater than or equal to $14.00; and (iii) the holder has the right to sell the Acquisition Warrants back to the Company on their expiration date in exchange for shares of our common stock having a value equivalent to the value of the Acquisition Warrants at closing, calculated based on a per share price equal to the volume weighted average price of our common stock during the 30 trading days ending on the expiration date, provided that this right terminates if the closing price of our common stock equals or exceeds $10.1626 for any 20 trading days during a period of 30 consecutive trading days at any time on or prior to the expiration date.

The terms of the Purchase Agreement and the Acquisition Warrants provide that, in accordance with our obligations under Nasdaq Listing Rule 5635, we are not permitted to issue any additional shares under the Purchase Agreement or in related transactions (including upon an Equity Payment Anti-Dilution Adjustment and upon exercise of the Acquisition Warrants) to the extent that the issuance of such shares would cause us to exceed the aggregate number of shares of Common Stock that we are permitted to issue without breaching our obligations under Nasdaq Listing Rule 5635, unless we obtain the approval of our stockholders for issuances in excess of such amount (the “Stockholder Approval”).  We intend to seek the Stockholder Approval at a special meeting of stockholders within 90 days after the closing of the Vegas.com Acquisition.

The Purchase Agreement also contains other representations, warranties, covenants, indemnifications and closing conditions customary for transactions of this type.

On September 24, 2015, as a condition to closing the Purchase Agreement, we also entered into an Investors’ Rights Agreement with Sellers (the “Investors’ Rights Agreement”) providing them with registration rights for the shares of our common stock issuable under the Purchase Agreement (including upon an Equity Payment Anti-Dilution Adjustment and upon exercise of the Acquisition Warrants) and for certain transfer restrictions on the shares held by Sellers.  This prospectus covers the resale of the shares constituting the Equity Payment and the shares issuable upon exercise of the Acquisition Warrants.

Acquisition Financing

On September 24, 2015, concurrently with the closing of the Vegas.com Acquisition, we entered into a Financing Agreement dated as of September 24, 2015 (the “Financing Agreement”) with certain of our subsidiaries as borrowers (together with Remark, the “Borrowers”), certain of our subsidiaries as guarantors (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and MGG Investment Group LP, in its capacity as collateral agent and administrative agent for the Lenders (“MGG”), pursuant to which the Lenders extended credit to the Borrowers consisting of a term loan in the aggregate principal amount of $27,500,000 (the “Loan”).  The Loan amount outstanding will accrue interest at the three month LIBOR plus 10.0% per annum, payable monthly, and the Loan has a maturity date of September 24, 2018.  The Financing Agreement and related documents also provide for certain fees payable to the Lenders and for the issuance of the Financing Warrant (as defined below).

On September 24, 2015, we also entered into a Pledge and Security Agreement dated September 24, 2015 (the “Security Agreement”) with the other Borrowers and the Guarantors, for the benefit of MGG, as collateral agent for the Secured Parties referred to therein, to secure the obligations of the Borrowers and the Guarantors under the Financing Agreement.  The Security Agreement provides for a first-priority lien on, and security interest in, all assets of Remark and our subsidiaries, subject to certain exceptions.

The Financing Agreement and the Security Agreement contain representations, warranties, affirmative and negative covenants (including financial covenants with respect to quarterly EBITDA levels and the value of our assets), events of default, indemnifications and other provisions customary for financings of this type.  The occurrence of any event of default under the Financing Agreement may result in the Loan amount outstanding and unpaid interest thereon, becoming immediately due and payable.

On September 24, 2015, as a condition to closing the Financing Agreement, we issued to an affiliate of MGG a five-year warrant to purchase 2,580,423 shares of our common stock at an exercise price of $9.00 per share valued at $3.0 million, calculated based on specified valuation principles, subject to certain anti-dilution adjustments (the “Financing Warrant”).  The Financing Warrant also provides as follows: (i) the Financing Warrant is exercisable on a cashless basis only; (ii) the number of shares of our common stock issuable upon exercise of the Financing Warrant and the exercise price thereof are subject to anti-dilution protection; (iii) we have the right to exercise all or any portion of the Financing Warrant if at any time following its issuance the closing price of our common stock is greater than or equal to $14.00; (iv) the holder has the right to sell the Financing Warrant back to Remark on its expiration date in exchange for $3.0 million in cash (reduced pro rata based on the percentage of the Financing Warrant exercised).  The terms of the Financing Warrant further provide that, in accordance with our obligations under Nasdaq Listing Rule 5635, we are not permitted to issue any shares under the Financing Warrant to the extent that the issuance of such shares would cause us to exceed the aggregate number of shares of Common Stock that we are permitted to issue without breaching our obligations under Nasdaq Listing Rule 5635, unless we obtain the Stockholder Approval.  We intend to seek the Stockholder Approval at a special meeting of stockholders within 90 days after the closing of the Vegas.com Acquisition.

On September 24, 2015, as a condition to closing the Financing Agreement, we also entered into a Registration Rights Agreement (the “MGG Registration Rights Agreement”) providing the holder of the Financing Warrant with registration rights for the shares of our common stock issuable under the Financing Warrant.  This prospectus covers the resale of the shares issuable upon exercise of the Financing Warrant.

Corporate Information

We were incorporated as “HSW International, Inc.” under the laws of the State of Delaware in March 2006, and changed our name to “Remark Media, Inc.” in December 2011. Our corporate headquarters are located at 3930 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada 89169 and our telephone number is (702) 701-9514. Our website is www.remarkmedia.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

THE OFFERING

Common Stock Outstanding	19,435,382 shares.
Common Stock that may be Offered by the Selling Stockholders	14,227,086 shares, consisting of (i) 2,271,126 shares of our common stock outstanding and (ii) up to 11,955,960 shares of our common stock issuable upon the exercise of outstanding warrants.
Use of Proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.
Risk Factors
Investing in our common stock involves a high degree of risk.  You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference therein before making an investment decision.

NASDAQ Symbol	MARK

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors, as well as the other information set forth in this prospectus and the documents incorporated by reference herein and therein, before deciding whether to invest in our common stock.  Additional risks and uncertainties that we are unaware of may become important factors that affect us.  If any of these risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

If we are unable to attract and retain visitors to our owned and operated websites and mobile apps in a cost-effective manner, our business, financial condition and results of operations will be adversely affected.

Our primary strategy for attracting and retaining users to our websites and mobile applications is to provide content and community-focused digital experiences. The success of these efforts depends, in part, upon our ability to create and distribute high-quality content as well as to innovate and evolve our content and social media technology platforms at scale in a cost-effective manner. Failure to do so could adversely affect user experiences and reduce traffic to our owned-and-operated websites and mobile applications, which would adversely affect our business, financial condition, results of operations and cash flows. Additionally, our strategy could be flawed and might not result in the ability to attract and retain users in a cost-effective manner. A second strategy we utilize to attract traffic is search engine optimization related to our websites and the content published on them, a strategy that involves building websites with the objective of having them rank well in unpaid search engine results. Our ability to successfully manage search engine optimization efforts across our owned-and-operated websites is dependent on our timely and effective modification of search engine optimization practices implemented in response to periodic changes in search engine algorithms and methodologies and changes in search query trends and our ability to offer websites and content responsive to ever-changing consumer interests and trends. Our failure to successfully manage our search engine optimization strategy could result in a substantial decrease in traffic to our owned-and-operated websites, or an inability to attract traffic to new websites that we launch which would adversely affect our business, financial condition, results of operations and cash flows.

Even if we succeed in attracting traffic to our owned-and-operated websites, we may not be successful in monetizing the traffic. Additionally, the costs of attracting and retaining users to our websites may exceed our ability to generate revenues from such activities, which would have an adverse effect on our business, financial condition, results of operations and cash flows.

Our travel business derives a significant portion of its revenues from the Las Vegas market and is especially subject to certain risks, including economic and competitive risks, associated with conditions in the Las Vegas area.

Because our Vegas.com website provides travel and entertainment booking services in the Las Vegas market exclusively, we are subject to greater risks from conditions in the Las Vegas area than travel booking companies that are more geographically diversified.  Risks from conditions in the Las Vegas area include the following:

•	local economic and competitive conditions;
•	reduced land and air travel due to increasing fuel costs or transportation disruptions;
•	inaccessibility of the area due to inclement weather, natural disasters, road construction or closure of primary access routes;
•	the outbreak of public health threats in the area or the perception that such threats exist; and
•	a decline in the number of visitors.

Our travel business is particularly sensitive to reductions in discretionary consumer and corporate spending.

Expenditures on travel and entertainment and leisure activities are sensitive to personal and business-related discretionary spending levels and tend to decline or grow more slowly during economic downturns.  Changes in discretionary spending or consumer preferences brought about by factors such as perceived or actual unfavorable changes in general economic conditions, high unemployment, perceived or actual changes in disposable consumer income and wealth, higher fuel or other transportation costs, or changes in consumer confidence could reduce demand for our services, which could adversely affect our travel business and our overall business, financial condition, results of operations and cash flows.

Declines or disruptions in the travel industry could adversely affect our travel business.

The success and financial performance of our travel business are affected by the health of the worldwide travel industry.  Our business is sensitive to fluctuations in hotel supply, occupancy and average daily rates, decreases in airline capacity, periodically rising airline ticket prices, or the imposition of taxes or surcharges by regulatory authorities, all of which we have experienced historically.

Other factors that could negatively affect our business include:

•	air fare increases;
•	continued air carrier consolidation;
•	travel-related strikes or labor unrest, bankruptcies or liquidations;
•	incidents of actual or threatened terrorism;
•	periods of political instability or geopolitical conflict in which travelers become concerned about safety issues;
•	natural disasters or events such as severe weather conditions, volcanic eruptions, hurricanes or earthquakes; and
•	health-related risks, such as the Ebola, H1N1, SARs and avian flu outbreaks.

Such concerns could result in a protracted decrease in demand for our travel services which, depending on its scope and duration and together with any future issues affecting travel safety, could adversely affect our business over the short and long-term. In addition, the disruption of the existing travel plans of a significant number of travelers upon the occurrence of certain events, such as severe weather conditions, actual or threatened terrorist activity or war, could result in the incurrence of significant additional costs and decrease our revenues leading to constrained liquidity if we provide relief to affected travelers by refunding the price or fees associated with hotel reservations and other travel products and services.

As a creator and a distributor of digital content, we face potential liability for legal claims based on the nature and content of the materials that we create or distribute, or that are accessible via our owned and operated websites.

As a creator and distributor of original content and content provided by third parties, we face potential liability for legal claims, including defamation, negligence, unlawful practice of a licensed profession, copyright or trademark infringement or other legal theories relating to the information we publish on our websites, and under various laws, including the Lanham Act, the Digital Millennium Copyright Act and the Copyright Act. We may also be exposed to similar liability in connection with content that is posted to our owned-and-operated websites by users and other third parties through comments, profile pages, discussion forums and other social media features. In addition, it is also possible that visitors to our owned-and-operated websites could make claims against us for losses incurred in reliance upon information provided on our owned-and-operated websites. Any of these claims could result in significant costs to investigate and defend, regardless of the merit of the claims. If we are not successful in our defense, we may be forced to pay substantial damages. While we run our content through a rigorous quality control process, there is no guarantee that we will avoid future liability and potential expenses for legal claims, which could affect our business, financial condition, results of operations and cash flows.

Laws relating to the liability of providers of online services for activities of their advertisers and for the content of their advertisers’ listings are currently unsettled. Such claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not successfully avoid liability for unlawful activities carried out by advertisers displayed on our websites. If we are subjected to such lawsuits, it may adversely affect our business.

We are vulnerable to failures of third party network and technology providers who may fail to provide adequate services in the future. This could cause technical problems or failure of our websites or traffic, which could inhibit our revenues or damage our reputation and relationships with users, advertisers, and content providers.

We rely on many third-party businesses for technological, network, and expert services. Our ability to operate successfully depends on the successful operation of these third party businesses, which carry their own risks. If one of our third party vendors fails to deliver expected services, our websites and, therefore, our business could suffer operating problems or temporary failures. If there is a problem or failure with our websites, it could hurt our ability to advertise and damage our reputation with consumers and advertisers. Additionally, a termination of our hosting agreements or failure to renew on favorable terms could affect our business. Shifting hosting services could require management focus and time and potentially disrupt operations of our websites.

In addition, as operators of content websites reliant on user traffic to sell advertising, our users must have adequate and functioning Internet access. Technical problems with Internet access providers such as cable, DSL satellite or mobile companies may inhibit user access to our websites and slow traffic. Such events as power outages caused by blackouts, brown outs, storm outages or other power issues could also cause loss of user access to our websites.

We process, store and use personal information, payment card information and other consumer data, which subjects us to risks stemming from possible failure to comply with governmental regulation and other legal obligations.

We may acquire personal or confidential information from users of our websites and mobile applications, and we have posted our privacy policies and practices concerning the collection, use and disclosure of user data on such websites and mobile applications.

Numerous laws exist regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information, payment card information and other consumer data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection; however, these obligations may possibly be interpreted and applied in a manner that is inconsistent from one jurisdiction to another, and they may conflict with other rules or with our practices. Any failure or perceived failure by us, or our service providers, to comply with the privacy policies, privacy-related obligations to users or other third parties, or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information, payment card information or other consumer data, may result in governmental enforcement actions, litigation or public statements against the company by consumer advocacy groups or others and could cause our customers and members to lose trust in us, as well as subject us to bank fines, penalties or increased transaction costs, all of which could have an adverse effect on our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny. The U.S. Congress and federal agencies, including the Federal Trade Commission (“FTC”) and the Department of Commerce, are reviewing the need for greater regulation for the collection and use of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. Some U.S. courts are also considering the applicability of existing federal and state statutes, including computer trespass and wiretapping laws, to the collection and exchange of information online. Countries in other regions, most notably Asia, Eastern Europe and Latin America, are increasingly implementing new privacy regulations, resulting in additional compliance burdens and uncertainty as to how some of these laws will be interpreted.

Our network operations may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable and give rise to liabilities.

Our marketplaces and information technology platform generate and process a large quantity of personal, transactional, demographic and behavioral data. The security of data when engaging in e-commerce is essential to maintaining consumer and confidence in our services. Any security breach whether instigated internally or externally on our system or other Internet based systems could significantly harm our reputation and therefore our business, brand, market share and results of operations. We require user names and passwords to access our information technology systems. We also use encryption and authentication technologies to secure the transmission and storage of data and prevent access to our data or accounts. It is possible that computer circumvention capabilities, new discoveries or advances or other developments, including our own acts or omissions, could result in a compromise or breach of consumer data. For example, third parties may attempt to fraudulently induce employees or customers to disclose user names, passwords or other sensitive information (“phishing”), which may in turn be used to access our information technology systems or to defraud our customers.

Our existing security measures may not be successful in preventing security breaches. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent our security systems could steal consumer information or transaction data or other proprietary information and cause disruptions in our service. We may be required to expend significant resources to protect against security breaches or to address problems caused and liabilities incurred by breaches. These issues are likely to become more difficult to manage as we expand the number of places where we operate and as the tools and techniques used in such attacks become more advanced. As recently experienced by Sony, security breaches could result in severe damage to our information technology infrastructure, including damage that could impair our ability to offer our services, as well as loss of customer, financial or other data that could materially and adversely affect our ability to conduct our business, satisfy our commercial obligations or meet our public reporting requirements in a timely fashion or at all. Security breaches could also result in negative publicity, damage our reputation, expose us to risk of loss or litigation and possible liability, subject us to regulatory penalties and sanctions, or cause consumers to lose confidence in our security and choose to use the services of our competitors, any of which would have a negative effect on the value of our brand, our market share and our results of operations. Our insurance policies carry low coverage limits, and would likely not be adequate to reimburse us for losses caused by security breaches.

We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet, and any publicized security problems could inhibit the growth of the Internet and negatively affect consumers’ willingness to provide private information or effect commercial transactions on the Internet generally, including through our services. Additionally, consumers using our services could be affected by security breaches at third parties such as travel service providers, payroll providers, health plan providers, payment processors or GDSs upon which we rely. A security breach at any such third party marketing affiliate, travel service provider, GDS or other third party on which we rely could be perceived by consumers as a security breach of our systems and in any event could result in negative publicity, damage our reputation, expose us to risk of loss or litigation and possible liability and subject us to regulatory penalties and sanctions. In addition, such third parties may not comply with applicable disclosure requirements, which could expose us to liability.

We are also subject to payment card association rules and obligations under our contracts with payment card processors. Under these rules and obligations, if information is compromised, we could be liable to payment card issuers for associated expenses and penalties. In addition, if we fail to follow payment card industry security standards, even if no customer information is compromised, we could incur significant fines or experience a significant increase in payment card transaction costs.

Additionally, in December 2013, we converted from hardware storage in data room to a cloud-based infrastructure. Like many companies using the cloud, we continually strive to meet industry information security standards relevant to our business. We continuously perform vulnerability assessments, review log/access, perform system maintenance, and manage network perimeter protection. A breach of external perimeter may lead to the loss of confidential information.

Our products and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our products and internal systems rely on software, including software developed or maintained internally and/or by third parties, that is highly technical and complex. In addition, our products and internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for users and marketers who use our products, delay product introductions or enhancements, result in measurement or billing errors, or compromise our ability to protect the data of our users and/or our intellectual property. Any errors, bugs, or defects discovered in the software on which we rely could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

The successful operation of our KanKan mobile application will depend upon the performance and reliability of the Internet infrastructure in China.

The successful operation of KanKan will depend on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of China. In addition, the national networks in China are connected to the Internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the Internet outside of China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of KanKan. We have no control over the costs of the services provided by the national telecommunications operators. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be adversely affected. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn may cause a decrease in our revenues.

We may be subject to liability in China with respect to KanKan for content that is alleged to be socially destabilizing, obscene, defamatory, libelous or otherwise unlawful.

Under the laws of the People’s Republic of China, we will be required to monitor our websites and the websites hosted on our servers and mobile interfaces for items or content deemed to be socially destabilizing, obscene, superstitious or defamatory, as well as items, content or services that are illegal to sell online or otherwise in other jurisdictions in which we operate, and promptly take appropriate action with respect to such items, content or services. We may also be subject to potential liability in China for any unlawful actions of our customers or users of our websites or mobile interfaces or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be subject to fines, have our relevant business operation licenses revoked, or be prevented from operating our websites or mobile interfaces in China.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, business partners and others to protect our intellectual property rights. Despite our precautions, it is possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet related industries are uncertain and still evolving. In particular, the laws of the People’s Republic of China do not protect intellectual property rights to the same extent as do the laws of the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Future litigation could result in substantial costs and diversion of resources.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, materially disrupt our business.

We cannot be certain that our brands and services will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We cannot provide assurance that we will avoid the need to defend against allegations of infringement of third-party intellectual property rights, regardless of their merit. Intellectual property litigation is very expensive, and becoming involved in such litigation could consume a substantial portion of our managerial and financial resources, regardless of whether we win. Substantially greater resources may allow some of our competitors to sustain the cost of complex intellectual property litigation more effectively than us; we may not be able to afford the cost of such litigation.

Should we suffer an adverse outcome from intellectual property litigation, we may incur significant liabilities, we may be required to license disputed rights from third parties, or we may have to cease using the subject technology. If we are found to infringe upon third-party intellectual property rights, we cannot provide assurance that we would be able to obtain licenses to such intellectual property on commercially reasonable terms, if at all, or that we could develop or obtain alternative technology. If we fail to obtain such licenses at a reasonable cost, such failure may materially disrupt the conduct of our business, and could consume substantial resources and create significant uncertainties. Any legal action against us or our collaborators could lead to:

•	payment of actual damages, royalties, lost profits, potentially treble damages and attorneys’ fees if we are found to have willfully infringed a third party’s patent rights;
•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell our products;
•	us or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all; or
•	significant cost and expense, as well as distraction of our management from our business.

The negative outcomes discussed above could adversely affect our ability to conduct business, financial condition, results of operations and cash flows.

New regulations governing the Internet and e-commerce may negatively affect our business.

Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, and financial conditions and results of operations.

In 2013, the FTC issued a letter reiterating the guidance it issued in 2002, which recommended that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid search listings on search results. The adoption of laws or regulations relating to placement of paid search advertisements or user privacy, defamation or taxation may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

The application of new and existing laws and regulations to the Internet or other online services has had a material adverse effect on our business, prospects, financial condition and results of operations in the past. For example, on April 17, 2007, the U.S. House of Representatives passed H.R. 1677, The Taxpayer Protection Act of 2007 (“H.R. 1677”). Section 8 of H.R. 1677 would have amended Section 333, Title 31 of the U.S. Code to include Internet domain addresses in the prohibition on certain use of the U.S. Department of the Treasury names and symbols. Although the legislation was never passed by the Senate or signed into law and the bill ceased with the ending of the 110th Congress in January 2009, there is no guarantee that similar legislation won’t be introduced and passed into law by the current or future Congress. While the ultimate impact of any such proposed legislation is not presently determinable, if enacted, such legislation may adversely impact our overall operations. We own the Internet domain address US Tax Center at www.irs.com, which is an acronym commonly associated with the Internal Revenue Service, a division of the U.S. Department of the Treasury. While the bill was never passed into law, if enacted, the passage of such legislation could have severely adversely affected our use of our Internet domain address US Tax Center at www.irs.com as well as our overall operations. In the event a bill such as H.R. 1677 were to become law, we intend to be continue to be diligent in our communications with the Internal Revenue Service and Congress in an effort to mitigate any potential negative effects of such legislation.

We face intense competition from larger, more established companies, and we may not be able to compete effectively, which could reduce demand for our services.

The market for the services we offer is increasingly and intensely competitive. Nearly all our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue arrangements with advertisers, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do. In addition, the Internet media and advertising industries continue to experience consolidation, including the acquisitions of companies offering finance-related content and services and paid search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus. If these industry trends continue, or if we are unable to compete in the Internet media and paid search markets, our financial results may suffer.

Additionally, larger companies may implement policies and/or technologies into their search engines or software that make it less likely that consumers can reach our websites and less likely that consumers will click-through on sponsored listings from our advertisers. The implementation of such technologies could result in a decrease in our revenues. If we are unable to successfully compete against current and future competitors, our operating results will be adversely affected.

If we do not effectively manage our growth, our operating performance will suffer and our financial condition could be adversely affected.

Substantial future growth will be required in order for us to realize our business objectives. To the extent we are capable of achieving this growth, it will place significant demands on our managerial, operational and financial resources. Additionally, this growth will require us to make significant capital expenditures, hire, train and manage a larger work force, and allocate valuable management resources. We must manage any such growth through appropriate systems and controls in each of these areas. If we do not manage the growth of our business effectively, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

In addition, as our business grows, our technological and network infrastructure must keep in-line with our traffic and advertiser needs. Future demand is difficult to forecast and we may not be able to adequately handle large increases unless we spend substantial amounts to augment our ability to handle increased traffic. Additionally, the implementation of increased network capacity contains some execution risks and may lead to ineffectiveness or inefficiency. This could lead to a diminished experience for our consumers and advertisers and damage our reputation and relationship with them, leading to lower marketability and negative effects on our operating results. Moreover, the pace of innovative change in network technology is fast and if we do not keep up, we may lag behind competitors. The costs of upgrading and improving technology could be substantial and negatively affect our business, financial condition, results of operations and cash flows.

Risks Relating to our Company

We have a history of operating losses and we may not generate sufficient revenue to support our operations.

During the six months ended June 30, 2015, and in each fiscal year since our inception, we have incurred net losses and generated negative cash flow from operations, resulting in an accumulated deficit of $136.2 million.

We believe that the Vegas.com Acquisition will provide us with additional revenue sources, but we cannot provide assurance that the results of Vegas.com or revenue growth at our other businesses will be sufficient to sustain our operations in the long term.  Management has implemented measures to reduce operating costs, and they continuously evaluate other opportunities to reduce costs.  Additionally, we are actively assessing the sale of certain non-core assets, considering sales of minority interests in certain of our operating businesses, and evaluating potential acquisitions that would provide additional revenue.  However, we may need to obtain additional capital through equity or debt financing and/or by divesting of certain assets or businesses, none of which we can assure will happen on commercially reasonable terms, if at all.  In addition, if we obtain capital by issuing equity, such transaction(s) may dilute existing stockholders.

We can neither be certain that we will be successful at raising capital at all, nor be certain regarding what amount of capital we may raise. Conditions in the debt and equity markets, as well as the volatility of investor sentiment regarding macroeconomic and microeconomic conditions, will play primary roles in determining whether we can successfully obtain additional capital. Additionally, the Financing Agreement contains limitations on our ability and the ability of our subsidiaries to, among other things, incur additional debt and transfer, sell or otherwise dispose of assets, without the consent of the Lenders. Should we fail to successfully implement our plans described herein, such failure would have a material adverse effect on our business, including the possible cessation of operations.

Our substantial indebtedness could adversely affect our financial health.

We have outstanding principal indebtedness of $27.5 million under the Loan.  The Loan amount outstanding accrues interest at the three month LIBOR plus 10.0% per annum, payable monthly, and the Loan has a maturity date of September 24, 2018.  The Loan is secured by a first-priority lien on, and security interest in, all assets of Remark and our subsidiaries, subject to certain exceptions.

Our substantial indebtedness could have important consequences to our stockholders. For example, it could:

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for working capital and general corporate purposes;

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	place us at a competitive disadvantage compared to our competitors that have less debt;
•	limit our ability to borrow additional funds; and
•	make us more vulnerable to a general economic downturn than a company that is less leveraged.

The Financing Agreement contains certain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

The Financing Agreement requires us to satisfy various covenants, including financial covenants with respect to quarterly EBITDA levels and the value of our assets.  The Financing Agreement also contains restrictions on our abilities to engage in certain transactions without the consent of the Lenders, and may limit our ability to respond to changing business and economic conditions.  These restrictions include, among other things, limitations on our ability and the ability of our subsidiaries to:

•	create liens on assets to secure debt;
•	incur additional debt;
•	merge or consolidate with another company;
•	transfer, sell or otherwise dispose of assets;
•	engage in other businesses;
•	make investments;
•	enter into transactions with affiliates; and
•	create dividend and other payment restrictions affecting subsidiaries.

Our recently-completed Vegas.com Acquisition and any future acquisitions, business combinations and other transactions present integration risk and may have negative consequences for our business and our stockholders.

We recently completed the Vegas.com Acquisition and plan to continuously monitor certain strategic acquisition opportunities. The process of integrating acquired businesses into our existing operations may result in unforeseen difficulties, liabilities and costs. The Vegas.com Acquisition involves the integration of a company that had previously operated independently as a privately-held company. Significant management attention and resources will be required to integrate the companies, as may be the case with any future acquisitions. Difficulties that we encounter in integrating the operations of Vegas.com and other acquired businesses could have a material adverse effect on our business, financial condition, results of operations, cash flows, and stock price following the acquisition. Even if the combined company is able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the anticipated benefits of synergies, innovation and operational efficiencies or that these benefits will be achieved within a reasonable period of time and cost effectively.

We continue to evolve our business strategy and develop new brands and services, and our future prospects are difficult to evaluate.

We are in varying stages of development with regard to our business, so our prospects must be considered in light of the many risks, uncertainties, expenses, delays, and difficulties frequently encountered by companies in their early stages of development.  Some of such risks and difficulties include our ability to, among other things:

•	increase the number of users of our websites and mobile apps;
•	manage and implement new business strategies;
•	successfully commercialize and monetize our assets;
•	successfully attract advertisers for our owned and operated websites;
•	continue to raise additional working capital;
•	manage operating expenses;
•	establish and take advantage of strategic relationships;
•	manage and adapt to rapidly changing and expanding operations;
•	respond effectively to competitive developments; and
•	attract, retain and motivate qualified personnel.

Because of the early stage of development of certain of our business operations, we cannot be certain that our business strategy will be successful or that it will successfully address the risks described or alluded to above.  Any failure by us to successfully implement our new business plans could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, growth into new areas may require changes to our cost structure, modifications to our infrastructure and exposure to new regulatory, legal and competitive risks.

If we are not able to attract and retain key management, we may not successfully integrate the acquired assets into our historical business or achieve our other business objectives.

We will depend upon the contributions of our senior management, including our Chief Executive Officer and Chief Financial Officer, for our future business success. The loss of the service of any of the key members of our senior management may significantly delay or prevent the integration of the contributed assets and other business objectives.

Our investment in Sharecare’s equity securities involves a substantial degree of risk.

Sharecare has a limited history of operations and you must consider its prospects in light of the many risks, uncertainties, expenses, delays and difficulties encountered by companies in their early stages of development. Moreover, Sharecare operates in the highly competitive Internet industry and might not achieve profitability or consumer acceptance in the near term, if ever. Our investment in Sharecare’s equity securities is illiquid and might fail to appreciate and might decline in value or become worthless. It is unlikely our Sharecare equity securities will pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of Sharecare.

Even if Sharecare is successful, our ability to realize the value of our investment might be limited. Because it is a private company, there is no public market for Sharecare’s securities, and the Sharecare securities are subject to restrictions on resale that might prevent us from selling these securities during periods in which it would be advantageous to do so. As a result, we might have to wait for a liquidity event, such as a public offering or the sale of Sharecare, to realize the value of our investment, if any. We do not expect a liquidity event in the near term.

Sharecare will likely need to raise additional capital, or make additional acquisitions, and our equity position in Sharecare may be diluted if Sharecare issues additional equity, options, or warrants. If Sharecare makes a capital call of its existing equity holders, our position may be diluted if we choose not to contribute additional capital.

Historically, a few of our advertising networks and direct advertisers have provided a substantial portion of our revenue. The loss of one of these partners may have a material adverse effect on our operating results.

As is common in the industry, our marketers do not have long-term advertising commitments with us. We cannot assure you that, should agreements with our advertising networks, strategic sales and marketing partners, and/or direct advertisers fail to be renewed or should the contracts be terminated or modified in advance of their expiration, we will be able to timely replace the sponsored listings they provide us. We have had similar agreements in the past that have failed to be renewed or been modified prior to their termination, resulting in adverse effects on our financial results.

We could incur asset impairment charges for intangible assets or other long-lived assets.

We have intangible assets and other long-lived assets, therefore future lower-than-anticipated financial performance or changes in estimates and assumptions, which in many cases require significant judgment, could result in impairment charges. We test intangible assets that are determined to have an indefinite life for impairment during the fourth quarter of each fiscal year, and assess whether factors or indicators, such as unfavorable variances from established business plans, significant changes in forecasted results or volatility inherent to external markets and industries, become apparent that would require an interim test. Adverse changes in the operating environment and related key assumptions used to determine the fair value of our indefinite lived intangible assets or declines in the value of our common stock may result in future impairment charges for a portion or all of these assets. An impairment charge could have a material adverse effect on our business, financial position and results of operations, but would not be expected to have an impact on our cash flows or liquidity.

We expect our operating results to fluctuate on a quarterly basis, which may make it difficult to predict our future performance.

Our quarterly results have fluctuated in the past and will likely fluctuate in the future due to a variety of factors, many of which may be outside of our control. Specifically, we expect the revenues associated with our tax-related service businesses to be largely seasonal in nature, with peak revenues occurring during January through April, corresponding to the U.S. tax season.

Risks Relating to this Offering and Our Common Stock

Our stock price has fluctuated considerably and is likely to remain volatile and various factors could negatively affect the market price or market for our common stock.

The trading price of our common stock has been and may continue to be volatile. From January 1, 2013, through November 3, 2015, the high and low sales prices for our common stock were $9.11 and $1.12, respectively. In addition to the factors discussed in this prospectus, the trading price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	general market and economic conditions;
•	the low trading volume and limited public market for our common stock;
•	minimal third party research regarding our company; and
•	the current and anticipated future operating performance and equity valuation of Sharecare in which we have a significant equity investment.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

As of November 3, 2015, our Chairman and Chief Executive Officer, Kai-Shing Tao, may be deemed to beneficially own 6,780,634 shares, or 33.0% of our common stock, and Ashford Capital Management, Inc. may be deemed to beneficially own 1,488,338 shares, or 7.7% of our common stock.  The interests of these stockholders may not always coincide with the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate actions.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

A significant number of additional shares of our common stock may be issued upon the exercise or conversion of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

As of November 3, 2015, we had options to purchase 4,339,778 shares of common stock and warrants to purchase 12,397,111 shares of common stock outstanding.  Such warrants include the Acquisition Warrants and the Financing Warrant providing for the right to purchase a total of 11,181,833 shares of common stock at an exercise price of $9.00, which warrants are exercisable on a cashless basis only and therefore effectively cannot be exercised to purchase shares of common stock unless the applicable market value of the common stock exceeds the applicable exercise price under the terms thereof.

The issuance of these shares of common stock would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our common stock.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of the common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering.  See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Future sales or issuances of our securities may dilute the ownership of existing stockholders and cause the market price of our common stock to decline.

Absent acquisitions of new businesses or material increases in revenue from our existing customers, current revenue growth will not be sufficient to sustain our operations in the long term; therefore, we will likely need to obtain additional capital through equity or debt financing and/or by divesting of certain assets or businesses, neither of which we can assure will happen on commercially reasonable terms, if at all.  In addition, if we obtain capital by issuing equity, such transaction(s) may dilute the proportionate ownership and voting power of existing stockholders.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of the Company more difficult, which acquisition may be beneficial to stockholders.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as provisions of the General Corporation Law of the State of Delaware (“DGCL”), which may discourage, delay or prevent a merger with, acquisition of or other change in control of Remark, even if such a change in control would be beneficial to our stockholders, include the following:

•	only our Board of Directors may call special meetings of our stockholders;
•	our stockholders may take action only at a meeting of our stockholders and not by written consent;
•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restriction under Section 203, as permitted under DGCL.

Further, we have adopted a Tax Benefit Preservation Plan, dated as of June 4, 2015, that generally is designed to deter any person from acquiring shares of our common stock if the acquisition would result in such person beneficially owning 4.99% or more of our common stock without the approval of our Board of Directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus contains forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation.  The forward-looking statements are contained principally in the sections entitled “Prospectus Summary” and “Risk Factors.”  Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include, among others:

•	our financial condition including our losses and our need to raise additional capital;
•	our ability to successfully execute our growth and acquisitions strategy, including integration of any new companies into our business;
•	our ability to procure content and monetize audiences;
•	our ability to successfully attract advertisers for our owned and operated websites;
•
changes in advertising market conditions or advertising expenditures due to, among other things, economic conditions, changes in consumer behavior, pressure from public interest groups, changes in laws and regulations and other societal or political developments;

•	our ability to attract and retain key personnel to manage our business effectively;
•	our ability to compete effectively with larger, more established companies;
•	competitive pressures, including as a result of user fragmentation and changes in technology;
•	recent and future changes in technology, services and standards;
•	a disruption or failure of our or our vendors' network and information systems or other technology relied on by us;
•	changes in consumer behavior, including changes in spending behavior and changes in when, where and how content is consumed;
•	changes in the popularity of our products and services;
•	changes in our plans, initiatives and strategies, and consumer acceptance thereof;
•	piracy and our ability to exploit and protect our intellectual property rights in and to our content and other products;
•
risks of doing business in foreign countries, notably China, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the internet sector in foreign countries;

•	general economic conditions including advertising rate, interest rate and currency exchange rate fluctuations;
•	the liquidity and trading volume of our common stock; and
•	other factors discussed in the section titled “Risk Factors” herein.

Any forward-looking statements in this prospectus reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent our estimates and assumptions only as of the date hereof. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.  The Acquisition Warrants and the Financing Warrant are exercisable on a cashless basis only, and as a result, we will not receive cash proceeds from the exercise of such warrants if they are exercised.

The selling stockholders will pay any underwriting discounts and commissions and any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by such selling stockholders in disposing of securities covered by this prospectus.  We will bear the costs, fees and expenses incurred to effect the registration of securities covered by this prospectus, including all registration fees and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS

This prospectus relates to the sale, from time to time following the date hereof, of up to 14,227,086 shares of our common stock by the selling stockholders named below, and their pledgees, assignees or other successors-in-interest.  The following table sets forth the name of each selling stockholder, the number of shares of common stock owned beneficially by each selling stockholder as of November 3, 2015, the number of shares of common stock that may be offered pursuant to this prospectus, and the number of shares of common stock to be owned by each selling stockholder after this offering, assuming the sale of all shares offered by this prospectus.  All of the information below with respect to the selling stockholders is based on information provided to the Company by the selling stockholders.

The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.  The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders.  The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.  After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), some or all of their common stock.

Except for the ownership by certain selling stockholders of equity interests in Vegas.com acquired by the Company in the Vegas.com Acquisition and a selling stockholder’s participation as a Lender under the Financing Agreement, and as otherwise noted herein, none of the selling stockholders or any of their respective affiliates has held a position or office, or had any other material relationship, with us or our affiliates during the past three years.  None of the selling stockholders is a broker-dealer or affiliate of any broker-dealer.

Information concerning the selling stockholders may change from time to time.  Any changed information will be set forth in an amendment to the registration statement or a supplement to this prospectus, to the extent required by law.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.  Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.  Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise noted herein, to our knowledge, each selling stockholder has sole voting and investment power with respect to the indicated shares of common stock.

The Acquisition Warrants and the Financing Warrant, which provide for the right to purchase 11,181,833 shares of common stock at an exercise price of $9.00, are exercisable on a cashless basis only and, therefore, effectively cannot be exercised to purchase shares of common stock unless the applicable market value of the common stock exceeds the applicable exercise price thereunder.  Further, the shares of common stock issuable upon exercise of the Acquisition Warrants and the Financing Warrant are subject to an issuance limitation in accordance with our obligations under Nasdaq Listing Rule 5635 unless we obtain the Stockholder Approval.  We intend to seek the Stockholder Approval at a special meeting of stockholders within 90 days after the closing of the Vegas.com Acquisition.

	Shares Beneficially Owned Prior to	Maximum Number of	Shares Beneficially Owned After the Offering(1)
Name	the Offering	Shares Offered	Number	Percent(2)
Alyson Fine Marmur 2010 Legacy Trust	101,575	101,575(3)	0	–
Amy Greenspun Arenson 2010 Legacy Trust	375,148	1,455,485(4)	0	–
DRG Holdings, LP	198,224	1,122,928(5)	0	–
DRG Legacy Limited Partnership	268,089	1,518,683(6)	0	–
G.C. Investments, LLC	518,630	1,855,289(7)	0	–
James Adam Greenspun 2010 Legacy Trust	252,364	2,256,922(8)	0	–
Jeffrey Aaron Fine 2010 Legacy Trust	101,582	101,582(9)	0	–
Jonathan M. Fine 2010 Legacy Trust	101,575	101,575(10)	0	–
Kathryn A. Fine 2010 Legacy Trust	101,575	101,575(11)	0	–
MGG Specialty Finance Fund LP(12)	0	3,354,550(13)	0	–
Moira Greenspun Tarmy 2010 Legacy Trust	252,364	2,256,922(14)	0	–
______________________
*           Represents holdings of less than 1% of shares outstanding.
(1)	Assumes the sale of all shares of common stock being offered and registered hereunder.
(2)	The applicable percentage of ownership is based on 19,435,382 shares of common stock outstanding as of November 3, 2015.
(3)
Susan Fine, as the trustee of the Alyson Fine Marmur 2010 Legacy Trust, may be deemed to have voting and dispositive power over the securities held by such trust.  The address for the Alyson Fine Marmur 2010 Legacy Trust is 18 Quail Hollow Drive, Henderson, NV 89014.

(4)
Consists of 375,148 shares and 1,080,337 shares issuable upon exercise of an Acquisition Warrant.  Brian Greenspun, as the trustee of the Amy Greenspun Arenson 2010 Legacy Trust, may be deemed to have voting and dispositive power over the securities held by such trust.  The address for the Amy Greenspun Arenson 2010 Legacy Trust is c/o David W. Dachelet, Esq., 2360 Corporate Circle, Suite 330, Henderson, NV 89074.

(5)
Consists of 198,224 shares and 924,704 shares issuable upon exercise of an Acquisition Warrant.  Daniel Greenspun and Robin Greenspun, as the trustees of The Daniel A. Greenspun and Robin S. Greenspun Family Trust, the general partner of DRG Holdings, LP, may be deemed to have voting and dispositive power over the securities held by such entity.  The address for DRG Holdings, LP is 1 Quail Beak Way, Henderson, NV 89014.

(6)
Consists of 268,089 shares and 1,250,594 shares issuable upon exercise of an Acquisition Warrant.  Daniel Greenspun, as the trustee of the Daniel A. Greenspun Separate Property Trust, the general partner of DRG Legacy Limited Partnership, may be deemed to have voting and dispositive power over the securities held by such entity.  The address for DRG Legacy Limited Partnership, is 1 Quail Beak Way, Henderson, NV 89014.

(7)
Consists of 518,630 shares and 1,336,659 shares issuable upon exercise of an Acquisition Warrant.  Paul Hamilton, as the authorized signatory of G.C. Investments, LLC, acting individually, or a majority of Brian Greenspun, Daniel Greenspun, Jane Gale and Susan Fine, as the managers of G.C. Investments, LLC, may be deemed to have voting and dispositive power over the securities held by such entity.  The address for G.C. Investments, LLC is c/o David W. Dachelet, Esq., 2360 Corporate Circle, Suite 330, Henderson, NV 89074.

(8)
Consists of 252,364 shares and 2,004,558 shares issuable upon exercise of an Acquisition Warrant.  Steven Gluckstern, as the trustee of the James Adam Greenspun 2010 Legacy Trust, may be deemed to have voting and dispositive power over the securities held by such trust.  The address for the James Adam Greenspun 2010 Legacy Trust is 1 Quail Beak Way, Henderson, NV 89014.

(9)
Susan Fine, as the trustee of the Jeffrey Aaron Fine 2010 Legacy Trust, may be deemed to have voting and dispositive power over the securities held by such trust.  The address for the Jeffrey Aaron Fine 2010 Legacy Trust is 18 Quail Hollow Drive, Henderson, NV 89014.

(10)
Susan Fine, as the trustee of the Jonathan M. Fine 2010 Legacy Trust, may be deemed to have voting and dispositive power over the securities held by such trust.  The address for the Jonathan M. Fine 2010 Legacy Trust is 18 Quail Hollow Drive, Henderson, NV 89014.

(11)
Susan Fine, as the trustee of the Kathryn A. Fine 2010 Legacy Trust, may be deemed to have voting and dispositive power over the securities held by such trust.  The address for the Kathryn A. Fine 2010 Legacy Trust is 18 Quail Hollow Drive, Henderson, NV 89014.

(12)	The address for MGG Specialty Finance Fund LP, a Delaware limited partnership (“MGG Fund”), is c/o MGG Investment Group LP, 888 Seventh Avenue, 43rd Floor, New York, New York 10106.
(13)
Represents 130% of the number of shares underlying the Financing Warrant required to be registered for resale by the Company pursuant to the MGG Registration Rights Agreement.  MGG Investment Group LP, a Delaware limited partnership, as the investment manager of MGG Fund, has investment discretion and voting power over the securities held by MGG Fund and may be deemed to be the beneficial owner of these securities.  Kevin Griffin, in his capacity as the Chief Executive Officer and Chief Investment Officer of MGG Investment Group LP and the non-member manager of MGG GP, LLC, a Delaware limited liability company, which serves as the general partner of MGG Investment Group LP, may also be deemed to have investment discretion and voting power over the securities held by MGG Fund.

(14)
Consists of 252,364 shares and 2,004,558 shares issuable upon exercise of an Acquisition Warrant.  Steven Gluckstern, as the trustee of the Moira Greenspun Tarmy 2010 Legacy Trust, may be deemed to have voting and dispositive power over the securities held by such trust.  The address for the Moira Greenspun Tarmy 2010 Legacy Trust is 1 Quail Beak Way, Henderson, NV 89014.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby from time to time directly or through one or more underwriters, broker-dealers or agents on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  Except as otherwise provided herein, the selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Under the Investors’ Rights Agreement and the MGG Registration Rights Agreement, as applicable, we have agreed to indemnify certain selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, or such selling stockholders will be entitled to contribution, relating to the registration of the shares offered by this prospectus.

Under the Investors’ Rights Agreement and the MGG Registration Rights Agreement, as applicable, we have agreed to maintain the effectiveness of the registration statement of which this prospectus constitutes a part until the earlier of such time that all of the shares of common stock covered by the registration statement (x) have been sold by the selling stockholders or (y) are permitted to be sold by each selling stockholder without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

General

Our Amended and Restated Certificate of Incorporation, or Charter, authorizes us to issue up to 51,000,000 shares, including 50,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 50,000 shares have been designated as shares of Series A Junior Participating Preferred Stock.  As of close of business on November 3, 2015, there were 19,435,382 shares of common stock and no shares of Series A Junior Participating Preferred Stock issued and outstanding.

The following descriptions are summaries of the material provisions and terms of our capital stock and are qualified by reference to our Charter and our Amended and Restated Bylaws, or Bylaws, each as amended to date.

Common Stock

Each share of common stock entitles its holder to one vote on all matters to be voted upon by the stockholders. Common stockholders are not entitled to cumulative voting with respect to the election of directors. Subject to the preferences of any outstanding shares of preferred stock, holders of common stock may receive ratably any dividends that our Board of Directors (our “Board”) may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Series A Junior Participating Preferred Stock

The material terms of the Series A Junior Participating Preferred Stock are described in the section “Tax Benefit Preservation Plan (Rights Plan)” below.

Preferred Stock (Undesignated)

Under our Charter, our Board is authorized generally without stockholder approval to issue shares of preferred stock in one or more series and, in connection with the creation of each such series, to fix the number of shares of such series and designate the powers, preferences and rights of such series, including dividend rights, redemption rights, liquidation preferences, sinking fund provisions, conversion rights and voting rights, any or all of which may be greater than the rights of the common stock.

Stock Options

As of November 3, 2015, there were options to purchase 4,339,778 shares of common stock outstanding.

Warrants

2012 Investor Warrants

On February 29, 2012, we issued warrants to purchase an aggregate of 236,194 shares of common stock at an exercise price of $6.81 per share as part of an equity private placement (the “2012 Investor Warrants”).  The 2012 Investor Warrants have a term of five years and six months, became exercisable six months after issuance, and provide for weighted average anti-dilution protection.  As of November 3, 2015, there were 2012 Investor Warrants to purchase 215,278 shares of common stock outstanding and the exercise price of the 2012 Investor Warrants was $4.59 per share.

Hotelmobi Warrants

On May 2, 2014, as partial consideration for our acquisition of Hotelmobi Inc., we issued to former Hotelmobi stockholders warrants to purchase 500,000 shares of common stock at an exercise price of $8.00 per share and warrants to purchase 500,000 shares of common stock at an exercise price of $12.00 per share (the “Hotelmobi Warrants”).  The Hotelmobi Warrants have a term of five years and vested 12.5% on the last day of each fiscal quarter beginning June 30, 2014, provided the recipient was employed by us on such date or had been terminated other than for cause.  As of November 3, 2015, there were Hotelmobi Warrants to purchase 1,000,000 shares of common stock outstanding.

Acquisition Warrants

On September 24, 2015, as partial consideration for our acquisition of Vegas.com, we issued to certain former equity owners of Vegas.com five-year warrants to purchase a total of 8,601,410 shares of our common stock at an exercise price of $9.00 per share, which we refer to herein as the Acquisition Warrants.  The Acquisition Warrants also provide as follows: (i) the Acquisition Warrants are exercisable on a cashless basis only; (ii) we have the right to exercise all or any portion of the Acquisition Warrants if at any time following their issuance the closing price of our common stock is greater than or equal to $14.00; and (iii) the holder has the right to sell the Acquisition Warrants back to the Company on their expiration date in exchange for shares of our common stock having a value equivalent to the value of the Acquisition Warrants at closing, calculated based on a per share price equal to the volume weighted average price of our common stock during the 30 trading days ending on the expiration date, provided that this right terminates if the closing price of our common stock equals or exceeds $10.1626 for any 20 trading days during a period of 30 consecutive trading days at any time on or prior to the expiration date (the “Acquisition Put Option”).

As the Acquisition Warrants are exercisable on a cashless basis only, they effectively cannot be exercised to purchase shares of common stock unless the applicable market value of the common stock exceeds the applicable exercise price thereunder.  The Acquisition Warrants also provide that, in accordance with our obligations under Nasdaq Listing Rule 5635, we are not permitted to issue any additional shares under the Acquisition Warrants to the extent that the issuance of such shares would cause us to exceed the aggregate number of shares of common stock that we are permitted to issue without breaching our obligations under Nasdaq Listing Rule 5635, unless we obtain the Stockholder Approval.  We intend to seek the Stockholder Approval at a special meeting of stockholders within 90 days after the closing of the Vegas.com Acquisition.

Financing Warrant

On September 24, 2015, in connection with the Financing Agreement, we issued to MGG Fund, an affiliate of MGG, a five-year warrant to purchase 2,580,423 shares of our common stock at an exercise price of $9.00 per share, subject to certain anti-dilution adjustments, which we refer to herein as the Financing Warrant.  The Financing Warrant also provides as follows: (i) the Financing Warrant is exercisable on a cashless basis only; (ii) the number of shares of our common stock issuable upon exercise of the Financing Warrant and the exercise price thereof are subject to anti-dilution protection; (iii) we have the right to exercise all or any portion of the Financing Warrant if at any time following its issuance the closing price of our common stock is greater than or equal to $14.00; and (iv) the holder has the right to sell the Financing Warrant back to Remark on its expiration date in exchange for $3.0 million in cash (reduced pro rata based on the percentage of the Financing Warrant exercised) (the “Financing Put Option”).

As the Financing Warrant is exercisable on a cashless basis only, it effectively cannot be exercised to purchase shares of common stock unless the applicable market value of the common stock exceeds the applicable exercise price thereunder.  The Financing Warrant also provides that, in accordance with our obligations under Nasdaq Listing Rule 5635, we are not permitted to issue any additional shares under the Financing Warrant to the extent that the issuance of such shares would cause us to exceed the aggregate number of shares of common stock that we are permitted to issue without breaching our obligations under Nasdaq Listing Rule 5635, unless we obtain the Stockholder Approval.  We intend to seek the Stockholder Approval at a special meeting of stockholders within 90 days after the closing of the Vegas.com Acquisition.

Tax Benefit Preservation Plan (Rights Plan)

The following is a summary of the terms of our Tax Benefit Preservation Plan (the “Rights Plan”), dated as of June 4, 2015, between us and Computershare Inc., as rights agent. The summary does not purport to be complete and is qualified in its entirety by reference to the Rights Plan, the complete text of which has been filed with the SEC and is incorporated herein by reference.

Distribution and Transfer of Rights; Rights Certificates

Effective on June 4, 2015, our Board authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of our common stock, par value $0.001 per share (the “Common Shares”), to stockholders of record as of the close of business on June 15, 2015 (the “Rights Plan Record Date”). Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at an exercise price of $19.00 per one one-thousandth of a Preferred Share, subject to adjustment (the “Exercise Price”).

Prior to the Distribution Date referred to below:

•
the Rights will be evidenced by and trade with the certificates for the Common Shares (or, with respect to any uncertificated Common Shares registered in book entry form, by notation in book entry), and no separate rights certificates will be distributed;

•
new Common Shares certificates issued after the Rights Plan Record Date will contain a legend incorporating the Rights Plan by reference (for uncertificated Common Shares registered in book entry form, this legend will be contained in a notation in book entry); and

•
the surrender for transfer of any certificates for Common Shares (or the surrender for transfer of any uncertificated Common Shares registered in book entry form) will also constitute the transfer of the Rights associated with such Common Shares.

Rights will accompany any new Common Shares that are issued after the Rights Plan Record Date.

Distribution Date

Subject to certain exceptions specified in the Rights Plan, the Rights will separate from the Common Shares and become exercisable following (i) the 10th business day (or such later date as may be determined by the Board) after the public announcement that an Acquiring Person (as defined below) has acquired beneficial ownership of 4.99% or more of the Common Shares or (ii) the 10th business day (or such later date as may be determined by the Board) after a person or group announces a tender or exchange offer that would result in ownership by a person or group of 4.99% or more of the Common Shares.

The date on which the Rights separate from the Common Shares and become exercisable is referred to as the “Distribution Date.”

After the Distribution Date, we will send Rights certificates to stockholders holding Common Shares as of the close of business on the Distribution Date and the Rights will become transferable apart from the Common Shares. Thereafter, such Rights certificates alone will represent the Rights.

Preferred Shares Purchasable Upon Exercise of Rights

After the Distribution Date, each Right will entitle the holder to purchase, for the Exercise Price, one one-thousandth of a Preferred Share having economic and other terms similar to that of one Common Share. This portion of a Preferred Share is intended to give the stockholder approximately the same dividend, voting and liquidation rights as would one Common Share, and should approximate the value of one Common Share.

More specifically, each one one-thousandth of a Preferred Share, if issued, will:

•	not be redeemable;
•	entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one Common Share, whichever is greater;
•	entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one Common Share, whichever is greater;
•	have the same voting power as one Common Share; and
•	entitle holders to a per share payment equal to the payment made on one Common Share, if the Common Shares are exchanged via merger, consolidation or a similar transaction.

Flip-In Trigger

If a person or group of affiliated or associated persons (an “Acquiring Person”) obtains beneficial ownership of 4.99% or more of the Common Shares, except pursuant to an offer for all outstanding Common Shares that the independent members of the Board determine to be fair and not inadequate and to otherwise be in our best interest and that of our stockholders after receiving advice from one or more investment banking firms, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares (or, in certain circumstances, cash, property or other of our securities) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by us, as further described below.

Following the occurrence of an event set forth in the preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Plan, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Any person who, together with its affiliates and associates, beneficially owns 4.99% or more of the outstanding Common Shares as of the time of the first public announcement of the Rights Plan (an “Exempt Person”) shall not be deemed an Acquiring Person, but only for so long as such person, together with its affiliates and associates, does not become the beneficial owner of any additional Common Shares while such person is an Exempt Person. A person will cease to be an Exempt Person if such person, together with such person’s affiliates and associates, becomes the beneficial owner of less than 4.99% of the outstanding Common Shares.

Flip-Over Trigger

If, after an Acquiring Person obtains 4.99% or more of the Common Shares, (i) we merge into another entity, (ii) an acquiring entity merges into us or (iii) we sell or transfer more than 50% of our assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Redemption of the Rights

The Rights will be redeemable at our option for $0.001 per Right (payable in cash, Common Shares or other consideration deemed appropriate by the Board) at any time on or prior to the 10th business day (or such later date as may be determined by the Board) after the public announcement that an Acquiring Person has acquired beneficial ownership of 4.99% or more of the Common Shares. Immediately upon the action of the Board ordering redemption, the Rights will terminate and the only right of the holders of the Rights will be to receive the $0.001 redemption price. The redemption price will be adjusted if we undertake a stock dividend or a stock split.

Exchange Provision

At any time after the date on which an Acquiring Person beneficially owns 4.99% or more of the Common Shares and prior to the acquisition by the Acquiring Person of 50% of the Common Shares, the Board may exchange the Rights (except for Rights that have previously been voided as set forth above), in whole or in part, for Common Shares at an exchange ratio of one Common Share per Right (subject to adjustment). In certain circumstances, we may elect to exchange the Rights for cash or other of our securities having a value approximately equal to one Common Share.

Expiration of the Rights

The Rights expire on the earliest of (i) 5:00 p.m., New York time, on the date that the votes of our stockholders, with respect to our 2015 Annual Meeting of Stockholders, are certified, unless the continuation of the Rights Plan is approved by the affirmative vote of the majority of the votes cast at the meeting (or any adjournment or postponement thereof) duly held in accordance with our Bylaws and applicable law; (ii) 5:00 p.m., New York time, on June 4, 2018; (iii) the time at which the Rights are redeemed or exchanged under the Rights Plan; (iv) the repeal of §382 or any successor statute and the Board’s determination that the Rights Plan is no longer necessary for preservation of our Tax Benefits; or (v) the beginning of one of our taxable years to which the Board determines that no Tax Benefits may be carried forward.  The continuation of the Rights Plan was approved by the affirmative vote of the majority of the votes cast at our 2015 Annual Meeting of Stockholders.

Amendment of Terms of Rights Plan and Rights

The terms of the Rights and the Rights Plan may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Plan may be amended without the consent of the holders of Rights to (i) cure any ambiguities, (ii) shorten or lengthen any time period pursuant to the Rights Plan or (iii) make changes that do not adversely affect the interests of holders of the Rights.

Voting Rights; Other Stockholder Rights

The Rights will not have any voting rights. Until a Right is exercised, the holder thereof, as such, will have no separate rights as one of our stockholders.

Anti-Dilution Provisions

Our Board may adjust the Exercise Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Preferred Shares or Common Shares.

With certain exceptions, no adjustments to the Exercise Price will be made until the cumulative adjustments sum to at least 1% of the Exercise Price. No fractional Preferred Shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the current market price of the Preferred Shares.

Taxes

The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.

Registration Rights

We entered into a registration rights agreement, dated as of February 29, 2012 (the “2012 Registration Rights Agreement”), with accredited investors who purchased an aggregate of 944,777 shares of our common stock and 2012 Investor Warrants to purchase 236,194 shares of our common stock in a private placement on February 29, 2012.  The 2012 Registration Rights Agreement provides that promptly following the closing of the private placement, but no later than 30 days thereafter, the Company would prepare and file with the SEC a registration statement on Form S-3 covering the resale of the shares of common stock and the shares underlying the 2012 Investor Warrants sold.  The 2012 Registration Rights Agreement also provides for certain piggyback registration rights, among other things.  The Company filed a registration statement on Form S-3 covering these shares with the SEC on March 23, 2012, which was declared effective on March 30, 2012.

We entered into stock purchase agreements, dated June 16, 2014, with accredited investors who purchased an aggregate of 470,000 shares of our common stock in a private placement.  Under these purchase agreements, we agreed that promptly following the closing of the private placement, but no later than 15 business days thereafter, the Company would prepare and file with the SEC a registration statement on Form S-1 covering the resale of the shares of common stock sold, and the investors agreed to a 180-day lockup with respect to such shares.  We filed with the SEC a registration statement on Form S-1 covering the resale of 220,833 shares of our common stock issuable upon exercise of the 2012 Investor Warrants issued in the February 2012 private placement, 470,000 shares of our common stock issued in the June 2014 private placement and 1,420,497shares of our common stock issuable upon conversion of the January 2014 Note and the November 2013 Note, which registration statement was declared effective on August 26, 2014.

In connection with the Vegas.com Acquisition and related financing, we entered into the Investors’ Rights Agreement providing that we will file with the SEC a registration statement covering the resale by former equity owners of Vegas.com of the shares of our common stock issued under the Purchase Agreement at the closing of the Vegas.com Acquisition and the shares issuable upon exercise of the Acquisition Warrants, and we entered into the MGG Registration Rights Agreement providing that we will file with the SEC a registration statement covering the resale by the holder of the Financing Warrant of 130% of the shares of our common stock issuable under the Financing Warrant.  This prospectus covers the resale of such shares.  We also agreed that we will file with the SEC a registration statement or amend an existing registration statement to cover the resale of any shares of our common stock issued upon an Equity Payment Anti-Dilution Adjustment and upon exercise of the Acquisition Put Option and the Financing Put Option.  In each case, we agreed to maintain the effectiveness of the applicable registration statement until the earlier of such time that all of the shares of common stock covered by the registration statement (x) have been sold by the selling stockholders or (y) are permitted to be sold by each selling stockholder without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

Anti-Takeover Provisions

Provisions in our Charter and Bylaws, as well as provisions of the DGCL, which may discourage, delay or prevent a merger with, acquisition of or other change in control of Remark, even if such a change in control would be beneficial to our stockholders, include the following:

•	only our Board may call special meetings of our stockholders;
•	our stockholders may take action only at a meeting of our stockholders and not by written consent;
•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restriction under Section 203, as permitted under the DGCL.

Further, we adopted the Rights Plan, which generally is designed to deter any person from acquiring shares of our common stock if the acquisition would result in such person beneficially owning 4.99% or more of our common stock without the approval of our Board.

Listing

Our common stock is currently quoted on the NASDAQ Capital Market under the symbol “MARK”.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare LLC.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon by Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

Cherry Bekaert LLP, our independent registered public accounting firm, has audited our consolidated financial statements, as of December 31, 2014 and 2013 and for the years then ended, contained in our Annual Report on Form 10-K, as amended on April 30, 2015, for the year ended December 31, 2014, and RSM US LLP (f/k/a McGladrey LLP), Vegas.com’s independent accounting firm, has audited the consolidated financial statements of Vegas.com and its subsidiaries as of and for the years ended December 31, 2014 and 2013 contained in our Current Report on Form 8-K/A filed with the SEC on November 6, 2015.  These financial statements are incorporated by reference in this prospectus and elsewhere in this registration statement.  Such financial statements are incorporated by reference in reliance on the reports given by such independent accounting firms upon their authority as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the shares of our common stock to be sold pursuant to this prospectus.  This prospectus does not contain all the information contained in the registration statement.  For additional information with respect to the Company and the shares that may be sold pursuant to this prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete.  When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information.  The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities covered by this prospectus, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form 8-K (and exhibits filed on such form that are related to such items):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 31, 2015 and amended on April 30, 2015;

2.
Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 15, 2015 and for the fiscal quarter ended June 30, 2015, filed with the SEC on August 14, 2015;

3.
Our Current Reports on Form 8-K filed with the SEC on January 6, 2015, February 6, 2015, February 13, 2015, March 3, 2015, March 31, 2015, April 1, 2015, June 4, 2015, July 13, 2015, July 30, 2015, August 5, 2015, August 20, 2015 and September 28, 2015 (as amended on November 6, 2015); and

4.
The description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-33720) filed with the SEC on October 3, 2007, including any amendments or reports filed for the purpose of updating such description.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act.  In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at the same address.  You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our filings with the SEC are also available to the public over the Internet at the SEC’s website at www.sec.gov.  You may also find documents we filed on our website at www.remarkmedia.com.  Information contained in or accessible through our website does not constitute a part of this prospectus.

Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain copies of these documents from us, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by requesting them in writing or by telephone at the following address:

Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, Nevada 89169
Attention: Chief Financial Officer
(702) 701-9514
dosrow@remarkmedia.com

2,271,126 Shares of Common Stock and
11,955,960 Shares of Common Stock Issuable Upon Exercise of Warrants

PROSPECTUS

           , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by the registrant in connection with the offering of the securities being registered (other than brokerage commissions, discounts or other expenses relating to the sale of the securities by the selling stockholders), all of which will be paid by the Company. All of the amounts shown are estimates, except for the SEC registration fee:

SEC registration fee	$6,061
Legal fees and expenses	$20,000
Accounting fees and expenses	$15,000
Miscellaneous fees and expenses	$5,000
Total	$46,061

Item 15.                      Indemnification of Directors and Officers.

Our Charter provides that, to the fullest extent permitted by the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.  Each of our Charter and Bylaws also provide as follows:

(a)           The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections (a) and (b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under sections (a) and (b) above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in sections (a) and (b) above.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Company.

We have obtained liability insurance covering our directors and executive officers for claims asserted against them or incurred by them in such capacity.

Item 16.  Exhibits.

Exhibit Number	Description of Document	Form	Dated	Exhibit Number	Filed Herewith
2.1	Unit Purchase Agreement, dated August 18, 2015, by and among Remark Media, Inc., Vegas.com, LLC and the sellers listed on the signature page thereto	8-K	8/20/2015	2.1

3.1	Amended and Restated Certificate of Incorporation	8-K	12/30/2014	3.1

3.2	Amended and Restated Bylaws	8-K	2/13/2015	3.1

4.1	Form of specimen certificate of common stock of Remark Media, Inc.	10-K	3/23/2012	4.1

4.2	Form of Acquisition Warrant, dated September 24, 2015	8-K	9/28/2015	4.1

4.3	Form of Financing Warrant, dated September 24, 2015	8-K	9/28/2015	4.2

5.1	Opinion of Olshan Frome Wolosky LLP				X

10.1	Financing Agreement dated as of September 24, 2015 by and among Remark Media, Inc. and certain of its subsidiaries named as Borrowers and Guarantors, the Lenders and MGG Investment Group LP, as Collateral Agent and Administrative Agent for the Lenders	8-K	9/28/2015	10.2

10.2	Registration Rights Agreement dated as of September 24, 2015 by and between Remark Media, Inc. and the Subscribers listed on the signature page thereto	8-K	9/28/2015	10.4

23.1	Consent of Cherry Bekaert LLP				X

23.2	Consent of RSM US LLP (f/k/a McGladrey LLP)				X

23.3	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)				X

24.1	Power of Attorney (included on the signature page hereto)				X

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 6th day of November, 2015.

REMARK MEDIA, INC.

By:	/s/ Kai-Shing Tao
	Name:	Kai-Shing Tao
	Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kai-Shing Tao and Douglas M. Osrow as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kai-Shing Tao	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	November 6, 2015
Kai-Shing Tao

/s/ Douglas M. Osrow	Chief Financial Officer (Principal Financial and Accounting Officer)	November 6, 2015
Douglas M. Osrow

/s/ Theodore P. Botts	Director and Chairman of the Audit Committee	November 6, 2015
Theodore P. Botts

Director and Chairman of the Compensation Committee
Robert G. Goldstein

/s/ William W. Grounds	Director and Chairman of the Nominating and Governance Committee	November 6, 2015
William W. Grounds

/s/ Jason E. Strauss	Director	November 6, 2015
Jason E. Strauss

EXHIBIT INDEX

Exhibit Number	Description of Document	Form	Dated	Exhibit Number	Filed Herewith
2.1	Unit Purchase Agreement, dated August 18, 2015, by and among Remark Media, Inc., Vegas.com, LLC and the sellers listed on the signature page thereto	8-K	8/20/2015	2.1

3.1	Amended and Restated Certificate of Incorporation	8-K	12/30/2014	3.1

3.2	Amended and Restated Bylaws	8-K	2/13/2015	3.1

4.1	Form of specimen certificate of common stock of Remark Media, Inc.	10-K	3/23/2012	4.1

4.2	Form of Acquisition Warrant, dated September 24, 2015	8-K	9/28/2015	4.1

4.3	Form of Financing Warrant, dated September 24, 2015	8-K	9/28/2015	4.2

5.1	Opinion of Olshan Frome Wolosky LLP				X

10.1	Financing Agreement dated as of September 24, 2015 by and among Remark Media, Inc. and certain of its subsidiaries named as Borrowers and Guarantors, the Lenders and MGG Investment Group LP, as Collateral Agent and Administrative Agent for the Lenders	8-K	9/28/2015	10.2

10.2	Registration Rights Agreement dated as of September 24, 2015 by and between Remark Media, Inc. and the Subscribers listed on the signature page thereto	8-K	9/28/2015	10.4

23.1	Consent of Cherry Bekaert LLP				X

23.2	Consent of RSM US LLP (f/k/a McGladrey LLP)				X

23.3	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)				X

24.1	Power of Attorney (included on the signature page hereto)				X